EXHIBIT 9

                         Opinion and Consent of Counsel


                                 [The Union Central Life Insurance Company logo]




December 4, 2009

The Union Central Life Insurance Company
5900 "O" Street
Lincoln, NE  68510


RE:    Carillon Account (1940 Act No. 811-04063)
       "VA II and VA II SA" Flexible Premium Deferred Variable Annuities (1933 Act No. 333-110336)
       Post-Effective Amendment No. 10 on Form N-4 Pursuant to Rule 485(b)

Ladies and Gentlemen:

With reference to the Amendment to the Registration Statement on Form N-4 filed by The Union Central Life Insurance Company and Carillon Account with the Securities and Exchange Commission covering individual flexible premium deferred variable annuity contracts (marketed as VA II and VA II SA), I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

         1. The Union Central Life Insurance Company is duly organized and validly existing under the laws of the State of Nebraska and has been duly authorized to issue individual variable annuity contracts by the Department of Insurance of the State of Nebraska.

         2. Carillon Account is a duly authorized and existing separate account established pursuant to the provisions of Section 44-2203 of the Nebraska Revised Statutes.

         3. The VA II and VA II SA flexible premium deferred variable annuity contracts, as issued, will constitute legal, validly issued, and binding obligations of The Union Central Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to said Amendment to the Registration Statement.

Sincerely yours,

/s/ John M. Lucas

John M. Lucas
Vice President, General Counsel and Assistant Secretary